Exhibit 99.4

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED BALANCE SHEETS

		December 31
	Note	2020	2019
		U.S. dollars in thousands, except for number of shares and par value
Assets
CURRENT ASSETS:
Cash and cash equivalents		26,316	15,556
Short-term deposits		35,254	63,778
Trade accounts receivable		8,679	7,735
Prepaid expenses and other current assets	3	2,969	2,228
Inventories	4	3,159	2,710

TOTAL CURRENT ASSETS		76,377	92,007
LONG-TERM ASSETS:
Property and equipment, net	5	2,353	2,585
Other assets		435	445

TOTAL LONG-TERM ASSETS		2,788	3,030

TOTAL ASSETS		79,165	95,037

Gideon Ben Zvi	Dror Heldenberg
CEO & Director	CFO

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED BALANCE SHEETS (continued)

		December 31
	Note	2020	2019
		U.S. dollars in thousands, except for number of shares and par value
Liabilities, redeemable convertible preferred shares and
Shareholders’ Deficit
CURRENT LIABILITIES:
Trade accounts payable		1,787	3,257
Accrued compensation		3,950	5,505
Other current liabilities	6	5,427	4,483

TOTAL CURRENT LIABILITIES		11,164	13,245
LONG-TERM LIABILITIES:
Warrants liability	8	568	459
Other long-term liabilities		45	45

TOTAL LONG-TERM LIABILITIES		613	504
COMMITMENTS AND CONTINGENT LIABILITIES	7	—	—

TOTAL LIABILITIES		11,777	13,749
REDEEMABLE CONVERTIBLE PREFERRED SHARES	9
Series A preferred shares, NIS 0.01 par value: 38,000,000 shares authorized; 32,901,384 shares issued and outstanding as of December 31, 2020 and 2019		15,634	15,634
Series B-1 preferred shares, NIS 0.01 par value: 11,000,000 shares authorized; 9,957,400 shares issued and outstanding as of December 31, 2020 and 2019		3,929	3,929
Series B-2 preferred shares, NIS 0.01 par value: 19,000,000 shares authorized; 18,670,270 shares issued and outstanding as of December 31, 2020 and 2019		10,000	10,000
Series C preferred shares, NIS 0.01 par value: 9,425,000 shares authorized; 9,424,938 shares issued and outstanding as of December 31, 2020 and 2019		19,942	19,942
Series D preferred shares NIS 0.01 par value: 19,313,650 shares authorized; 19,313,646 shares issued and outstanding as of December 31, 2020 and 2019		60,286	60,286
Series E preferred shares, NIS 0.01 par value: 11,205,179 shares authorized; 11,080,674 shares issued and outstanding as of December 31, 2020 and 2019		39,820	39,820

TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES		149,611	149,611
SHAREHOLDERS’ DEFICIT:
Ordinary shares, NIS 0.01 par value: 140,460,656 shares authorized; 16,294,128 and 14,927,116 shares issued and outstanding as of December 31, 2020 and 2019, respectively	10	40	36
Additional paid-in capital		21,211	15,480
Accumulated deficit		(103,474)	(83,839)

TOTAL SHAREHOLDERS’ DEFICIT		(82,223)	(68,323)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT		79,165	95,037

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31
	Note	2020	2019
		U.S. dollars in thousands, except for share and per share amounts
REVENUES		56,910	60,041
COST OF REVENUES		(13,432)	(12,585)

GROSS PROFIT		43,478	47,456
OPERATING EXPENSES:
Research and development expenses		(44,725)	(52,704)
Sales and marketing expenses		(13,657)	(17,616)
General and administrative expenses		(7,884)	(5,120)

TOTAL OPERATING EXPENSES		(66,266)	(75,440)

OPERATING LOSS		(22,788)	(27,984)
Financial income, net	12	3,300	2,443

LOSS BEFORE INCOME TAXES		(19,488)	(25,541)
INCOME TAXES	14	(164)	(414)

LOSS AFTER INCOME TAXES		(19,652)	(25,955)
Equity in earnings of investee		17	21

NET LOSS		(19,635)	(25,934)

Basic and diluted net loss per ordinary share	13	(2.154)	(2.736)

Weighted average number of shares used in computing net loss per ordinary share		15,771,332	14,374,052

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(U.S. dollars in thousands, except for share data)

			Additional
	Ordinary shares		paid- in	Accumulated
	Shares	Amount	capital	deficit	Total
BALANCE AS OF JANUARY 1, 2019	14,157,452	34	12,486	(57,905)	(45,385)
CHANGE DURING 2019:
Exercise of options	769,664	2	130	—	132
Stock-based compensation	—	—	2,864	—	2,864
Net loss	—	—	—	(25,934)	(25,934)

BALANCE AS OF DECEMBER 31, 2019	14,927,116	36	15,480	(83,839)	(68,323)
CHANGE DURING 2020:
Exercise of options	1,367,012	4	402	—	406
Stock-based compensation	—	—	5,329	—	5,329
Net loss	—	—	—	(19,635)	(19,635)

BALANCE AS OF DECEMBER 31, 2020	16,294,128	40	21,211	(103,474)	(82,223)

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2020	2019
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(19,635)	(25,934)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,093	1,038
Stock-based compensation	5,329	2,864
Exchange rate differences	(2,821)	(429)
Interest from short-term deposits	524	188
Change in fair value of warrant liability	109	—
Equity in earnings of investee, net of dividend received	11	2
Changes in operating assets and liabilities:
Trade accounts receivable	(944)	2,457
Prepaid expenses and other current assets	(741)	143
Inventories	(449)	(1,728)
Long-term assets	(1)	(119)
Trade accounts payable	(1,470)	(545)
Accrued compensation	(1,555)	158
Other current liabilities	944	243
Other long-term liabilities	—	45

Net cash used in operating activities	(19,606)	(21,617)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in short-term deposits	(86,861)	(90,000)
Maturities in short-term deposits	116,036	102,000
Purchase of property and equipment	(861)	(1,431)

Net cash provided by investing activities	28,314	10,569
CASH FLOWS FROM FINANCING ACTIVITIES -
Exercise of options	406	132

Net cash provided by financing activities	406	132
Effect of exchange rate changes on cash and cash equivalents	1,646	429
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,760	(10,487)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	15,556	26,043

CASH AND CASH EQUIVALENTS AT END OF YEAR	26,316	15,556

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION -
Cash paid for taxes	139	433

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL:

a.	Valens Semiconductor Ltd. (hereafter “Valens”, and together with its wholly owned subsidiaries, the “Company”), was incorporated in Israel in 2006.

Valens is a leading provider of semiconductor products (chips), operates in the Audio-Video and Automotive industries, renowned for its Physical Layer (PHY) technology, enabling resilient high-speed connectivity over simple, low-cost infrastructure. Valens is the inventor of the HDBaseT Technology, which enables the converged delivery of ultra-high-definition digital video and audio, Ethernet, control signals, USB and power through a single cable. In the audio-video space, Valens’ HDBaseT technology enables plug-and-play digital connectivity between ultra-HD video sources and remote displays. In the automotive domain, Valens’ product offering includes both symmetric and asymmetric connectivity technology for high bandwidth transmission of native interfaces over a single low-cost wires and connectors. Valens’ advanced PHY technology for the auto industry provides the safety and resilience required to handle the noisy automotive environment, addressing the needs of Advanced driver-assistance systems (ADAS), Automotive Data Solutions (ADS), infotainment, telematics and backbone connectivity.

b.

On March 11, 2020, the World Health Organization designated the outbreak of a novel strain of coronavirus (“COVID-19”) as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including imposing restrictions on movement and travel such as quarantines and shelter-in-place requirements, and restricting or prohibiting outright some or all commercial and business activity. These measures, though currently temporary in nature, may become more severe and continue indefinitely depending on the evolution of the COVID-19 pandemic. Although there are effective vaccines for COVID-19 that have been approved for use, distribution of the vaccines did not begin until late 2020, and a majority of the public will likely not have access to a vaccination until sometime in 2021. In addition, new strains of the virus appear to have increased transmissibility, which may complicate treatment and vaccination programs. Accordingly, concerns remain regarding additional surges of the pandemic or the expansion of the economic impact thereof, and the extent to which the COVID-19 pandemic may impact the Company’s future results of operations and financial condition.

The Company has taken precautionary measures intended to help minimize the risk of the virus to its employees, including requiring some of the employees to work remotely and suspended all non-essential travels.

The impact of COVID-19 on the demand environment for the Company’s products has been limited, especially with respect to end users’ audio-video and multimedia products that serve for public areas and public events. The Company did receive an increase in demand for its high-speed connectivity products driven by a need for products and infrastructure to support the world’s developed trends derived from COVID-19 such as working from home, hybrid educational models and remote healthcare. On the product supply side, lead times for the entire semiconductor industry have been extended, making it difficult to obtain necessary inputs and supply in a timely manner.

Overall, considering the changing nature and continuing uncertainty around the COVID-19 pandemic, the Company’s ability to predict the impact of COVID-19 on its business in future periods remains limited. The effects of the pandemic on the Company’s business is unlikely to be fully realized, or reflected in its financial results, until future periods.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1—GENERAL (continued):

c.	As of December 31 2020, and 2019, the Company has wholly-owned subsidiaries in the United States, Japan, China, and Germany primarily for the marketing of and support for the Company’s products.

In March 2010, the Company incorporated, together with Samsung Electronics, LG Electronics and Sony Pictures Technologies Inc., the HDBaseT Licensing LLC (the “LLC’) in Oregon, USA. The Company holds 25% of interest in the LLC. The LLC’s purposes are (i) to hold, obtain, license and/or acquire rights to certain intellectual property associated with or connected to or related to technical specifications developed by the HDBaseT Alliance, an Oregon nonprofit mutual benefit corporation (hereafter the “Alliance”), to enter into licensing arrangements for such intellectual property as required by the intellectual property rights policy of the Alliance; and (ii) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act, and to do all things incidental to such purposes.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Use of estimates in preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date, amounts of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or circumstances.

On an ongoing basis, management evaluates its estimates, including those related to write- down for excess and obsolete inventories, the valuation of stock-based compensation awards and the recognition of fair value of its warrants. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

c.	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions, balances, income, and expenses are eliminated in the consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Functional Currency

The currency of the primary economic environment in which Valens and each of its subsidiaries conducts its operations is the U.S. dollar (“dollar”). Accordingly, the Company uses the dollar as its functional and reporting currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are remeasured at historical exchange rates. Expenses in foreign currency (mainly payroll to Israeli employees and overhead expenses of the Israeli office), are remeasured at the exchange rate in effect during the period the transaction occurred, except for those expenses related to balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency transactions are included in the consolidated statements of income (loss) as part of “financial income, net”.

e.	Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits in banks and other short—term, highly liquid investments with original maturities of less than three months at the time of purchase.

f.	Short term deposits

Short-term deposits are bank deposits with maturities over three months and of up to one year. As of December 31, 2020, and 2019, short-term deposits were denominated in U.S. dollars and bore interest of 1.2% and 2.6%, respectively. Short-term deposits are presented on the balance sheet at their cost, including accrued interest.

g.	Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

The Company’s financial instruments consist of cash, cash equivalents, short-term bank deposits, trade accounts receivable and trade accounts payable as well as the warrants liability. Other than the warrants liability (see below), the recorded amounts approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments.

The Company’s financial instrument which is considered as a Level 3 measurement is the warrants liability (refer also to note 8).

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

h.	Trade Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not include finance charges. The Company performs ongoing credit evaluation of its customers and generally requires no collateral. The Company assesses the need for allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments by considering factors such as historical collection experience, credit quality, aging of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. There were no material write-offs of accounts receivable for the fiscal years ended December 31, 2020 and 2019, respectively. There was no material allowance for doubtful accounts recorded as of December 31, 2020 and 2019, respectively.

i.	Inventories

Inventories are comprised of finished goods as well as work in process that is planned to be sold to the Company’s customers and is presented at the lower of cost or net realizable value, based on the “first-in, first-out” basis. Most inventories are stored at the last production sites and are distributed from these locations. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts. Once written down, inventories write-downs are not reversed until the inventories are sold or scrapped.

j.	Property and equipment

Property and equipment are stated at cost less accumulated depreciation that is calculated using the straight-line method over the estimated useful lives of the related assets, as follows:

%
Computers and software	33
Electronic and laboratory equipment	15-33
Furniture and office equipment	7
Production equipment	50

Leasehold improvements are depreciated by the straight-line method over the shorter of the term of the lease or the estimated useful life of such improvements.

k.	Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset, the Company recognizes an impairment loss, which is the excess of the carrying amount over the fair value of the asset, using the expected future discounted cash flows.

For the years ended December 31, 2020 and 2019, the Company did not recognize an impairment loss on its long-lived assets.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

l.	Severance Pay

Valens: The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

The employees of Valens Ltd. elected to be included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies and/or pension funds. Payments in accordance with section 14 release Valens Ltd. from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet as they are not under the Company’s control.

Chinese subsidiary: The Chinese subsidiary liability for severance pay for its local employees is calculated in accordance with the Chinese law. The severance payment is calculated as the product of A x B, where A is the lower of a) most recent monthly salary paid to employees or b) cap of RMB 24,633 (approximately $3,600) , and B is the length of employment in the Company (years). The Company does not make deposits in third party funds, hence, records the potential liability in the balance sheet.

m.	Revenue recognition

The Company applies ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps:

(i) Identify the contract(s) with a customer;

(ii) Identify the performance obligations in the contract;

(iii) Determine the transaction price;

(iv) Allocate the transaction price to the performance obligations in the contract;

(v) Recognize revenue when (or as) the performance obligation is satisfied.

Upon adoption of ASC 606 on January 1, 2019, the Company analyzed the contracts that were signed and not yet completed before the effective date and found no material impact on its consolidated financial statements as a result of the transition into the new accounting standard. No cumulative adjustment to accumulated deficit was recorded as a result of ASC 606 implementation.

The Company uses the following practical expedients that are permitted under the rules:

•

The Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in sales and marketing expenses.

•

When a contract with a customer includes a material right to acquire future goods or services that are similar to the original goods or services in the contract and are provided in accordance with the terms of the original contract, the Company allocates the transaction price to the optional goods or services by reference to the goods or services expected to be provided and the corresponding expected consideration.

•

The Company applies the practical expedient of allowing it to disregard the effects of a financing component if the period between when the Company transfers the promised services to the customer and when the customer pays for the services will be one year or less.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The Company generates revenues from selling semiconductor products (chips). Revenues are recognized when the customer (which includes distributors) obtains control over the Company’s product, typically upon shipment to the customer. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

The Company does not grant a right of return, refund, cancelation or termination. From time to time, the Company provides certain distributors with the right to free or discounted goods products in future periods that provides a material right to the customer. In such cases, the material right is accounted for as a separate performance obligation. As of December 31, 2020, and 2019, the deferred revenues for such material rights were $76 thousand and $0 thousand, respectively.

The Company generally provides to its customers a limited warranty assurance that the sold products are in compliance with the applicable specifications at the time of delivery. Under the Company’s standard terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items.

n.	Cost of Revenues

Cost of revenues includes cost of materials, such as the cost of wafers, costs associated with packaging, assembly and testing costs, as well as royalties, shipping cost, depreciation cost of production equipment, cost of personnel (including stock-based compensation), costs of logistics and quality assurance and other expenses associated with manufacturing support.

o.	Research and development costs

Research and development costs are expensed as incurred. Research and development expenses consists of costs incurred in performing research and development activities including compensation, pre-production engineering mask costs, engineering services, development tools cost, third parties’ intellectual property license fees, depreciation of equipment, prototype wafers, packaging, test costs as well as overhead costs, net of any research and development grants (if any). Development of a product is deemed complete when it is qualified through reviews and tests for performance and reliability. Subsequent to product qualification, product costs are included in cost of goods sold.

p.	Advertising costs

Advertising costs are expensed as incurred and are included in sales and marketing expense in Company’s consolidated statement of operations. Advertising costs for the years ended December 31, 2020 and 2019 were immaterial.

q.	Sales Commissions

Internal sales commissions are recorded within sales and marketing expenses. Sales commissions for the years ended December 31, 2020 and 2019 were $412 thousand and $509 thousand, respectively.

r.	Leases

The Company leases cars and offices for use in its operations, which are classified as operating leases. Rentals (excluding contingent rentals) for operating leases are charged to expense using the straight-line method. If rental payments are not made on a straight-line basis, rental expenses nevertheless are recognized on a straight-line basis unless another systematic and rational basis is more representative of the time pattern in which use benefit is derived from the leased property, in which case that basis is used.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

s.	Equity investee

Investment in which the Company exercises significant influence and which is not considered a subsidiary is accounted for using the equity method, whereby the Company recognizes its proportionate share of the investee’s net income or loss after the date of investment, see Note 1c. The equity investee is included within Other assets and totaled to $35 thousand and $46 thousand as of December 31, 2020 and 2019, respectively.

t.	Segment reporting

The chief operating decision maker is the Company’s Chief Executive Officer (the “CODM”), who makes resource allocation decisions and assesses performance based on financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues, gross profit and operating loss by the two identified reportable segments. The Company’s business includes two operating segments based on the two markets the Company serves:

1)

Audio-Video: The Company’ HDBaseT technology for the Audio-Video market deliver superior, plug-and-play convergence and distribution of different interfaces, through a single long-distance category cable. The products sold into enterprise, Industrial, digital signage, medical, residential, education and VR markets

2)	Automotive: Valens Automotive delivers safe & resilient high-speed in-vehicle connectivity for advanced car architectures, realizing the vision of connected and autonomous cars.

u.	Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by adjusting net income (loss) by the amount of dividends on redeemable convertible preferred shares, if applicable.

Basic net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the year. Diluted net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive. Net income (loss) per ordinary share is calculated and reported under the “two-class” method. For periods where there is a net loss, no loss is allocated to participating securities (redeemable convertible preferred shares) because they have no contractual obligation to share in the losses.

v.	Stock-based compensation

The Company accounts for share-based compensation in accordance with ASC 718-10. Under ASC 718-10, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s, directors and consultants’ requisite service period (generally the vesting period) which the Company has elected to amortize on a straight-line basis. ASC 718-10 also requires forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures.

The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding number of complex and subjective variables. These variables include the estimated stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors, which is referred to as expected term; risk-free interest rate and expected dividends.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The expected term is calculated using the simplified method, as the Company has concluded that its historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The Company estimates the volatility of its common stock by using the volatility rates of its peer companies. The Company bases the risk-free interest rate used in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term to maturity of its equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in its option-pricing models.

w.	Redeemable Convertible Preferred Shares

When the Company issues preferred shares, it considers the provisions of ASC 480 in order to determine whether the preferred share should be classified as a liability. If the instrument is not within the scope of ASC 480, the Company further analyses the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, the Company’s Article of Association defines that with respect to certain liquidation or deemed liquidation events that would constitute a redemption event the resolution to approve such event is outside of the Company’s control. As such, all shares of redeemable convertible preferred shares have been presented outside of permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred shares to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

x.	Concentrations of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, investments in short-term deposits and trade accounts receivable. As of December 31, 2020 and 2019, the Company had cash and cash equivalents totaling $26,316 thousand and $15,556 thousand, respectively, as well as short-term deposits of $35,254 thousand and $63,778 thousand as of December 31, 2020 and 2019, respectively, which are deposited in major Israeli, U.S, Japanese, German and Chinese financial institutions. The Company’s management believes that these financial institutions are financially sound.

The Company extends different levels of credit to customers and does not require collateral deposits. As of December 31, 2020, and 2019, the Company does not have material allowances for doubtful accounts.

y.	Income tax

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that we have recognized in our financial statements or tax returns. The Company measures current and deferred tax liabilities and assets based on provisions of the relevant tax law. The Company reduces the measurement of deferred tax assets, if necessary, by the amount of any tax benefits that it does not expect to realize. The Company classifies interest and penalties relating to uncertain tax positions within income taxes.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

z.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to eliminate the separate guidance applicable to share-based payments to nonemployees. Under the new guidance, equity-classified share-based payment awards issued to nonemployees will be measured on the grant date, instead of being remeasured through the performance completion date (generally the vesting date), as required under the current guidance. The guidance also requires recognition of compensation cost for awards with performance conditions when achievement of those conditions is probable, rather than upon their achievement. Further, the guidance eliminates the requirement to reassess the classification of nonemployee awards under the financial instruments’ literature upon vesting. ASU No. 2018-07 is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted this guidance on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements, not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASC 842”), on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in a manner similar to the accounting under existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASC 842 supersedes the previous leases standard, ASC 840, “Leases”. The guidance is effective for the Company for annual periods beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for the Company for the annual period beginning after December 15, 2022, including interim periods within that reporting period. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—PREPAID EXPENSES AND OTHER CURRENT ASSETS:

	December 31
	2020	2019
	U.S. dollars in thousands
Prepaid taxes	464	404
Short-term lease deposits	55	78
Prepaid expenses and other current assets	2,450	1,746

	2,969	2,228

NOTE 4 – INVENTORIES:

	December 31
	2020	2019
	U.S. dollars in thousands
Work in process	1,400	1,089
Finished goods	1,759	1,621

	3,159	2,710

Inventories write-downs totaled to $73 thousand and $170 thousand during the years ended December 31, 2020 and 2019, respectively.

NOTE 5—PROPERTY AND EQUIPMENT, NET:

	December 31
	2020	2019
	U.S. dollars in thousands
Cost:
Electronic and laboratory equipment	3,779	3,000
Furniture and office equipment	404	404
Leasehold improvements	427	402
Production equipment	181	181
Computers and software	1,836	1,779

	6,627	5,766
Less: accumulated depreciation	(4,274)	(3,181)

Property and equipment, net	2,353	2,585

Depreciation expenses were $1,093 thousand and $1,038 thousand for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, there were no impairments of property and equipment.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—OTHER CURRENT LIABILITIES:

	December 31
	2020	2019
	U.S. dollars in thousands
Accrued vacation	2,989	2,107
Taxes payable	37	25
Accrued expenses	2,401	2,351

	5,427	4,483

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Lease agreements:

Vehicles:

The Company rents motor vehicles for use by some of its employees under operating lease agreements with lease terms of three years. As collateral for the cars’ lease agreements, the Company pays in advance the fee for the last month under the lease agreement.

Offices:

The Company’s corporate headquarters are located in Hod Hasharon, Israel, consisting of approximately 5,500 square meters of facility space under lease that expires in February 2023. This facility accommodates the Company’s principal operations, including sales, marketing, research and development, finance, and administration activities.

Valens and its subsidiaries have entered into various operating leases for office buildings and research and development facilities in their respective territories.

On July 21, 2015, the Company signed an extension of the lease agreement for its office space in Hod Hasharon, Israel that was due to expire in February 2021. As of December 31, 2020, the rented space of the Company’s offices in Israel for 6,294 square meters. On August 9, 2020, the Company signed an amendment to the lease agreement, regarding 5,500 square meters. According to that amendment, the lease term started on March 1, 2021 and will last through February 28, 2023. This amendment also provides the Company with an option to extend the lease period by additional two years until February 28, 2025.

Long-term lease deposits that are recorded within other assets totaled to $336 thousand and $343 thousand t as of December 31, 2020 and 2019, respectively.

As of December 31, 2020, the minimum future rental payments applicable to non-cancelable operating leases are as follows:

U.S. dollars in thousands
2021	1,798
2022	1,634
2023	272

Total	3,704

Operating lease expenses for the years ended December 31, 2020 and 2019 were $2,527 thousand and $2,368 thousand, respectively.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES (continued):

b.	Royalties:

In addition to its own intellectual property, the Company also embeds certain off the shelf technologies (Intellectual Property (“IP”)) licensed from third parties in its chip technology. These are typically non-exclusive contracts provided under royalty-accruing and/or paid-up licenses. Once deployed in the Company’s products, such licenses for commercial use are generally perpetual.

Royalty arrangements with certain vendors are vary between 1%-3.5% of net revenues plus additional royalties of up to $0.1 per chip.

The royalties’ expenses totaled to $711 thousand and $389 thousand for the years ended December 31, 2020 and 2019, respectively. The royalties were recorded as part of cost of revenues.

c.	The Israel Innovation Authority (formerly known as “Office Of Chief Scientist”)

In 2016, the Company received a grant from the Israel Innovation authority (“IIA”) for participation in research and development costs of the Company’s first automotive product, and subject to the achievement of specified milestones. The Company received a total of $2,050 thousand in grants for this development plan. Under the Company’s research and development agreements with the IIA and pursuant to the Israel Research and Development Law, the Company was required to pay royalties of 4.5% on sales of products developed with funds provided by the IIA, up to an amount equal to 100% of the received grants plus annual interest at LIBOR.

The IIA grants are recognized when grants are received and presented as a deduction from research and development expenses.

As of December 31, 2019, the Company repaid the IIA all its liability for the received grant. The repayment in an amount of $2,028 thousand was included in the Company’s research and development expenses for 2019.

d.	Noncancelable Purchase Obligations

The Company depends upon third party subcontractors for manufacturing of wafers, packaging and final tests. As of December 31, 2020 and 2019, the total value of open purchase orders for such manufacturing contractors was approximately $12,417 thousand and $2,036 thousand, respectively.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES (continued):

The Company has noncancelable purchase agreements for certain IP embedded in the Company products as well as certain agreement for the license of development tools used by the development team. As of December 31, 2020 and 2019, the total value of non-paid amounts related to such agreements totaled $3,614 thousand and $9,296 thousand, respectively.

e.	Legal proceedings

As of December 31, 2020 and 2019, the Company is not a party to, or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

f.	Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications (especially with respect to confidentiality with third party related to IP) may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnifications. As of December 31, 2020 and 2019 the Company has no liabilities recorded for these agreements.

NOTE 8—WARRANTS LIABILITY:

a.

On February 16, 2011, following a loan agreement signed between the Company and a third party, the Company granted to the lender warrants to purchase 161,808 Series B-1 Preferred Shares of NIS 0.01 par value at a price per preferred share of $0.40171. The warrants may be exercised upon the earlier of (i) February 16, 2021; (ii) upon a Liquidation Event (as defined); or (iii) the fifth annual anniversary following the closing of an IPO. The warrants expire on February 16, 2021.

The Preferred B-1 warrants are classified as liabilities in accordance with ASC 480-10-35-5, as they are considered freestanding financial instruments, exercisable into Series B-1 preferred shares, which are redeemable upon certain events that represent “Deemed Liquidation Events” (see also Note 1(v)). Accordingly, the Preferred B-1 warrants are measured at fair value each reporting period, and changes in their fair value are recognized in the consolidated statement of income (loss) as part of financial income, net.

The fair value of the warrants was computed using the following key assumptions:

	2020	2019
Stock price	3.97	3.2128
Exercise price	0.4017	0.4017
Expected term (years)	0.13	1.13
Expected volatility	48.15%	45.85%
Risk-free interest rate	0.1%-0.17%	1.59%
Expected dividend rate	0%	0%

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—WARRANTS LIABILITY (continued):

b.	The table below sets forth a summary of the changes in the fair value of the warrants for preferred shares classified as Level 3:

	December 31
	2020	2019
	U.S. dollars in thousands
Balance at beginning of year	459	459
Changes in fair value	109	—

Balance at end of year	568	459

NOTE 9—REDEEMABLE CONVERTIBLE PREFERRED SHARES:

Rights of redeemable convertible preferred shares:

	Aggregate Liquidation Preference
	2020	2019
	U.S. dollars in thousands
Series A	34,609	32,345
Series B-1	7,613	7,115
Series B-2	19,029	17,785
Series C	27,586	25,781
Series D	77,806	72,716
Series E	52,394	48,967

Total convertible preferred shares	219,037	204,709

As of the December 31, 2020 the Company had issued Ordinary Shares and five classes of Preferred Shares. The rights, preferences and privileges with respect to the Preferred Shares are stipulated in the Company’s Articles of Association (“AoA”) and a summary of significant provisions are as follows:

a.

Conversion and conversion price adjustment: Each holder of Preferred Shares has the right to convert any or all of its Preferred Shares into Ordinary Shares at any time, at the Conversion Price (as defined below) applicable to such Preferred Shares at the time of conversion, without the payment of additional consideration by such holder. The Conversion Price of a Preferred Share is the Original Issue Price thereof, and thereafter the respective conversion price and consequent conversion rate of any Preferred Share are subject to adjustment from time to time. As of December, 31 2020 and 2019 the conversion rate of all the preferred shares into Ordinary Shares was 1.

“Conversion Price” as of the time of creation of any series or class of Preferred Shares, the conversion price per share for each share of such series of Preferred Share shall initially be the Original Issue Price thereof (subject to customary adjustments).

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

b.

Mandatory Conversion: The Preferred Shares shall automatically be converted into Ordinary Shares, at the then applicable Conversion Price with respect to each series of Preferred Shares upon the earlier of: i) immediately prior to the consummation of a Qualified IPO (as defined below) , (ii) the date specified by vote or written consent of the holders of at least sixty five percent (65%) of the voting power underlying the then outstanding Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority), including the Series D Consent and the Series E Consent, and (iii) immediately prior to the consummation of an IPO (as defined below) (that does not constitute a Qualified IPO) on the New York Stock Exchange, NASDAQ, London Stock Exchange or the main list in the Hong Kong Stock Exchange, effected with the consent (by vote or written consent) of the holders of at least seventy percent (70%) of the voting power underlying the then outstanding Series D Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority) and the holders of at least fifty percent (50%) of the voting power underlying the then outstanding Series D Preferred Shares and Series E Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority).

“Qualified IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering with net proceeds to the Company of at least $100 Million.

“IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering, pursuant to applicable securities law(s) and regulations, covering the offer and sale of Ordinary Shares to the public.

c.

Anti-Dilution Protection: in each case of a Dilutive Issuance, the Conversion Price then in effect for the Preferred Shares shall be reduced, concurrently with such issue or sale, for no additional consideration, to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such Dilutive Issuance, and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of Additional Shares so issued.

“Additional Shares” means all Equity Securities issued by the Company following its Series E Preferred financing round (excluding customary exclusions).

“Equity Securities” means any Ordinary Shares, Preferred Shares, any securities evidencing an ownership interest in the Company, or any securities (including, inter alia, options, warrants, convertible securities, convertible debentures, bonds or capital notes) convertible, exchangeable or exercisable into any of the aforesaid securities, any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares or any other securities of the Company.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9— REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

d.	Special Adjustment for Conversion Price upon an Initial Public Offering:

1)

If the IPO closing price, is less than 1.2 times the then applicable Conversion Price of the Preferred C Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Preferred C Shares into Ordinary Shares) the then applicable Conversion Price of the Preferred C Shares shall be automatically reduced so as to be equal to the IPO Closing Price divided by 1.2.

2)

If the IPO closing price, is less than 1.2 times the then applicable Conversion Price of the Series D Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series D Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series D Preferred Shares shall be automatically reduced so as to be equal to the IPO closing price divided by 1.2.

3)

If the IPO closing price, is less than 1.5 times the then applicable Conversion Price of the Series E Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series E Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series E Preferred Shares shall be automatically reduced so as to be equal to the IPO closing price divided by 1.5.

e.	Dividend Preference:

Upon declaration of dividend by the Company’s board of directors, the holders of the Preferred Shares shall be entitled to cumulative dividends as of their applicable issuance at an annual rate of 7% of the applicable Original Issue Price (compounded annually) since the issuance of each series Preferred Shares, prior to and in preference to the holders of the Ordinary Shares and any preceding Series of Preferred Shares, see also note f below. To date, no dividends have been declared.

Cumulative dividends in arrears as of December 31, 2020 and 2019, for all the preferred shares are, $64,578 thousand and $50,249 thousand, respectively.

f.

Liquidation Preference: in any Liquidation Event (as defined below) the Distributable Assets shall be distributed to the Redeemable convertible preferred shares according to their preference, in each case, minus the sum of the aggregate amount of all Distributable Assets (e.g. dividends) previously paid in respect of any such Series of Preferred Shares.

After payment has been made to the holders of the Series E Preferred Shares, Series D Preferred Shares, the Preferred C Shares, Preferred B Shares and Series A Preferred Shares of the full Preferential Amount, the holders of Preferred Shares and Ordinary Shares shall be entitled to receive any remaining Distributable Assets, if any, on a pro rata basis based upon the number of Ordinary Shares and Ordinary Shares into which such Preferred Shares could be converted into at the time of distribution until with respect to holders of the Preferred Shares, such holders have received an aggregate of three (3) times the applicable Original Issue Price of the Preferred Shares held thereby (including any paid Preferential Amounts); Thereafter, any remaining Distributable Assets shall be distributed to the holders of Ordinary Shares, pro rata based on the number of Ordinary Shares held by each.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

”Liquidation Event” means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) any Acquisition or (iii) Asset Transfer. For the purposes of this note, “Acquisition” shall mean (A) any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s outstanding voting power is transferred (e.g. by way of the sale of all or substantially all of the Company’s share capital); and “Asset Transfer” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

NOTE 10—ORDINARY SHARES

Ordinary shares confer to holders the right to receive notice to participate and vote in the general meetings of the Company, to appoint directors and the right to receive dividends if declared.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—STOCK-BASED COMPENSATION:

The Company’s stock options have a term of up to 10 years from grant date unless extended by the Board of Directors. Options granted to new employees generally vest as follows: 25% on the first anniversary from the “Vesting Start Date” as defined in the grant agreement and remainder vest ratably over the following 12 quarters.

During 2020, the Company added 3,500,000 ordinary shares to the ordinary shares pool reserved for issuance (none in 2019). As of December 31, 2020 and 2019, the number of ordinary shares included in the Company’s option plans totaled to 30,208,058 and 26,708,058 respectively.

6,834,031 out of the outstanding options that have not yet vested as of December 31, 2020, have acceleration mechanisms according to certain terms set forth in the grant agreements primarily in the case of an M&A Transaction which constitutes a Liquidation Event (as defined in Note 9). The unrecognized compensation costs related to those unvested stock options are $13,492 thousand, which are expected to be recognized over a weighted-average period of 3.2 years.

The following is a summary of the status of the Company’s share option plan as of December 31, 2020 and 2019, as well as changes during the years:

	December 31,
	2020
	Number of Options	Weighted- Average Exercise price
Options outstanding at the beginning of the year	20,759,998	$0.44
Granted during the year	5,991,985	$0.57
Exercised during the year	(1,367,012)	$0.30
Forfeited during the year	(1,301,843)	$0.61

Outstanding at the end of the year	24,083,128	$0.47

Options exercisable at year-end	15,764,056	$0.42

The following table summarizes information about share options outstanding as of December 31, 2020:

Outstanding as of December 31, 2020					Exercisable as of December 31, 2020
Range of exercise prices	Number outstanding	Weighted average remaining contractual term	Weighted average exercise price	Aggregate intrinsic value (U.S. dollars in thousands)	Number Exercisable	Weighted average remaining contractual term	Weighted Average exercise price	Aggregate intrinsic value (U.S. dollars in thousands)
$0.1-$0.57	24,033,128	6.38	$0.470	62,010	15,714,056	5.69	$0.417	41,378
$1.39	50,000	3.69	$1.39	83	50,000	3.69	$1.39	83

The following assumptions were used for options granted during the year in order to estimate the fair value of stock-based compensation awards:

	2020	2019
Expected term	6-10	6-10
Expected volatility	48.15%	45.85%
Expected dividend rate	0%	0%
Risk-free rate	0.42%-1.69%	1.62%-2.60%

During 2020 and 2019, 4,492,898 and 1,514,169 options respectively, were granted to several related parties (please refer to Note 16 regarding Related Parties).

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2020, the unrecognized compensation costs related to unvested stock options was $16,133 thousand, which are expected to be recognized over a weighted-average period of 3.1 years.

The following table presents the classification of the stock-based compensation expenses for the periods indicated:

	Year Ended December 31
	2020	2019
	U.S. dollars in thousands
Cost of revenue	178	180
Research and development	1,267	1,266
Selling, general and administrative	3,884	1,418

Total stock-based compensation	5,329	2,864

NOTE 12—FINANCIAL INCOME, NET

	Year Ended December 31
	2020	2019
	U.S. dollars in thousands
Foreign currency exchange differences	2,592	378
Interest income on short-term deposits	849	2,174
Change in fair value of Warrants liability	(109)	—
Other	(32)	(109)

Total financial income, net	3,300	2,443

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—NET INCOME (LOSS) PER ORDINARY SHARE:

The following table sets forth the computation of basic and diluted net income (loss) per ordinary share for the periods indicated:

	Year ended December 31,
	2020	2019
Basic net loss per ordinary share
Numerator:
Net loss from continuing operations	(19,635)	(25,934)
Dividend on Series E Redeemable Preferred	(3,428)	(3,203)
Dividend on Series D Redeemable Preferred	(5,090)	(4,757)
Dividend on Series C Redeemable Preferred	(1,805)	(1,687)
Dividend on Series B-2 Redeemable Preferred	(1,245)	(1,163)
Dividend on Series B-1 Redeemable Preferred	(498)	(465)
Dividend on Series A Redeemable Preferred	(2,264)	(2,116)

Numerator for basic and diluted net loss per common share – net loss attributable to common stockholders	(33,965)	(39,325)

Denominator:
Denominator for basic and dilutive net loss per common share-adjusted weighted-average share	15,771,332	14,374,052

Basic and dilutive net loss per common share	(2.154)	(2.736)

The following weighted-average shares of securities were not included in the computation of diluted net income (loss) per common share as their effect would have been antidilutive:

	2020	2019
Options	22,421,563	19,486,841
Warrants liability	161,808	161,808
Redeemable convertible Preferred A shares	32,901,384	32,901,384
Redeemable convertible Preferred B-1 shares	9,957,400	9,957,400
Redeemable convertible Preferred B-2 shares	18,670,270	18,670,270
Redeemable convertible Preferred C shares	9,424,938	9,424,938
Redeemable convertible Preferred D shares	19,313,646	19,313,646
Redeemable convertible Preferred E shares	11,080,674	11,080,674

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—INCOME TAXES:

a.	Basis of taxation

Current tax is calculated with reference to the profit of the Company and its subsidiaries in their respective countries of operation. Set out below are details in respect of the significant jurisdictions where the Company and its subsidiaries operate and the factors that influenced the current and deferred taxation in those jurisdictions:

Israel

Valens is taxed under the laws of the State of Israel at a corporate tax rate of 23%. In 2020 and 2019, Valens is at a losses position and therefore has no corporate tax liability.

As of December 31, 2020, and 2019, Valens has a carry forward loss of approximately $85 million and $65 million, respectively. Such carry forward loss has no expiration date.

United States

The principal federal tax rate applicable to the U.S. subsidiary for 2020 and 2019 is 21%. The U.S. subsidiary is also subject to state taxes at the following rates: 8.84% in California, 0.75% in Texas and 0.6% in New Hampshire.

Japan

The effective principal corporate tax rate applicable to the Japanese subsidiary for 2020 and 2019 is 30%.

Germany

The effective principal corporate tax rate applicable to the German subsidiary for 2020 and 2019 is 30%.

China

The effective principal corporate tax rate applicable to the Chinese subsidiary for 2020 and 2019 is 5%.

b.	Income (loss) Before Income Taxes:

Income (loss) before income taxes consisted of the following for the periods indicated:

	Year Ended December 31
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	(19,935)	(26,083)
Foreign	447	542

Loss before income taxes	(19,488)	(25,541)

c.	Income tax expenses consisted of the following for the periods indicated:

	Year Ended December 31
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	97	281
Foreign	67	133

Income tax expenses	164	414

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—INCOME TAXES (continued):

d.	Taxes on Income:

Taxes on income for the years ended December 31, 2020 and 2019 were comprised of the following:

	December 31
	2020	2019
	U.S. dollars in thousands
Current:
Domestic	—	—
Foreign	37	25

Total	37	25

Deferred:
Domestic	—	—
Foreign	—	—

Total	—	—

Provision for income taxes	37	25

A reconciliation our theoretical income tax expense to actual income tax expense is as follows:

	December 31
	2020	2019
	U.S. dollars in thousands
Loss before taxes on income and before Equity in earnings of investee	(19,488)	(25,541)
Statutory tax rate in Israel	23%	23%

Theoretical tax benefit	(4,482)	(5,874)

Increase (decrease) in taxes resulting from:
Effect of different tax rates applicable in foreign jurisdictions	4	5
Operating losses and other temporary differences for which valuation allowance was provided	3,224	5,203
Permanent differences	1,321	799
Tax prepayment	97	281

Actual taxes on income	164	414

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—INCOME TAXES (continued):

e.	Deferred Tax Assets and Liabilities:

The components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31
	2020	2019
	U.S. dollars in thousands
Deferred tax assets:
Tax loss carryforwards	19,477	14,996
Research and development	2,124	2,305
Employee and payroll accrued expenses	654	457
Other	42	39

Total deferred tax assets	22,297	17,797
Less valuation allowance for deferred tax assets	(22,297)	(17,797)

Deferred tax assets	—	—

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including past operating results, the most recent projections for taxable income, and prudent and feasible tax planning strategies. The Company reassess its valuation allowance periodically and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

As of December 31, 2020 and 2019, the Company has recorded a full valuation allowance of $(22,297) and $(17,797) thousand with regard to its deferred taxes (which is mainly tax loss carryforwards) generated in Israel, respectively.

The change in valuation allowance for the years ended December 31, 2020 and 2019 was $(4,500) and $(7,931) thousand, respectively.

f.	Uncertain tax positions

The Company implement a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We do not have any material liabilities in any reported periods regarding uncertain tax positions. We classify interest and penalties recognized related to our uncertain tax positions within income taxes on the consolidated statements of operations.

g.	Tax assessments

The Israeli entity’s’ income tax assessments are considered final through 2014.

The US subsidiary’s income tax assessments are considered final through 2016.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—SEGMENT AND REVENUE BY GEOGRAPHY AND BY MAJOR CUSTOMER:

a.

For the purpose of evaluating financial performance and allocating resources, the CODM reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues, gross profit and operating loss by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance. Assets information is not provided to the CODM and is not being reviewed. Revenues and cost of goods sold are directly associated with the activities of a specific segment. Direct operating expenses, including general and administrative expenses, associated with the activities of a specific segment are charged to that segment. General and administrative expenses which cannot be attributed directly, are allocated evenly between segments. Other operating expenses are allocated to segments based on headcount ratio.

	Year ended December 31 2020
	Audio- Video	Automotive	Consolidated
	U.S. dollars in thousands
Revenues	54,843	2,067	56,910
Gross profit (loss)	43,609	(131)	43,478
Research and development expenses	13,116	31,609	44,725
Sales and marketing expenses	6,625	7,032	13,657
General and administrative expenses	4,064	3,820	7,884

Segment operating profit (loss)	19,804	(42,592)	(22,788)

Financial income, net			3,300

Loss before taxes on income			(19,488)

Depreciation expenses	419	674	1,093

	Year ended December 31 2019
	Audio- Video	Automotive	Consolidated
	U.S. dollars in thousands
Revenues	59,053	988	60,041
Gross profit (loss)	47,699	(243)	47,456
Research and development expenses	20,257	32,447	52,704
Sales and marketing expenses	8,046	9,570	17,616
General and administrative expenses	2,569	2,551	5,120

Segment operating profit (loss)	16,827	(44,811)	(27,984)

Financial income, net			2,443

Loss before taxes on income			(25,541)

Depreciation expenses	505	533	1,038

b.	Geographic Revenues

The following table shows revenue by geography, based on the customers’ “bill to” location:

	Year ended December 31
	2020	2019
	U.S. dollars in thousands
Israel	1,028	1,470
China	11,989	7,268
Hong Kong	9,780	11,267
United States	7,969	12,189
Mexico	7,708	9,065
Japan	6,802	8,895
Other	11,634	9,887

	56,910	60,041

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—SEGMENT AND REVENUE BY GEOGRAPHY AND BY MAJOR CUSTOMER:

c.	Supplemental data—Major Customers:

The following table summarizes the significant customers’ (including distributors) accounts receivable and revenues as a percentage of total accounts receivable and total revenues, respectively:

	December 31
	2020	2019
Accounts Receivable	U.S. dollars in thousands
Customer A	36%	9%
Customer B	20%	16%
Customer C	14%	27%

	Year ended December 31
	2020	2019
Revenues	U.S. dollars in thousands
Customer A	17%	18%
Customer B	12%	14%
Customer C	10%	12%

d.	Property and Equipment by Geography:

	Year ended December 31
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	1,543	1,939
Taiwan	344	349
China	312	—
USA	151	290
Other	3	7

	2,353	2,585

NOTE 16—RELATED PARTY TRANSACTIONS:

a.

During the years ended December 31, 2020 and 2019, the Company granted 4,492,898 and 1,514,169 options, respectively, at a weighted average exercise price of $0.57 to several executives and board members of the Company.

b.

In February 2020, the Company changed the employment terms of one of its executives, who is also a member of the board of directors of the Company, into a fixed term employment of 5 years, ending in January 2025. The total average annual amount is $80 thousand.

NOTE 17—SUBSEQUENT EVENTS:

a.	On February 16, 2021, 161,808 Series B-1 Preferred Shares warrants (as further described in Note 8 above) expired according to their terms.

b.

On February 25, 2021 the Company signed a non-binding term sheet with a Special Purpose Acquisition Company (“SPAC”) with respect to a potential merger between the Company and the SPAC, whose common stock and warrants are traded on the New York Stock Exchange, pursuant to which the Company will directly or indirectly acquire 100% of the outstanding equity of the SPAC in exchange for an agreed consideration.